Exhibit 99.d

EXHIBIT D

March      , 2006

TRANSDIGM GROUP INCORPORATED
1301 East 9th Street, Suite 3710
Cleveland, Ohio 44114

CREDIT SUISSE SECURITIES (USA) LLC
11 Madison Avenue
New York, NY 10010-3629

LEHMAN BROTHERS INC.
745 Seventh Avenue
New York, NY 10019

BANC OF AMERICA SECURITIES, LLC
9 West 57th Street
New York, NY 10019

UBS SECURITIES LLC
299 Park Avenue
New York, NY 10171

GOLDMAN, SACHS & CO.
85 Broad Street
New York, NY 10004

Dear Sirs:

As an inducement to the Underwriters to execute the Underwriting Agreement, pursuant to which an offering will be made that is intended to result in the establishment of a public market for the common stock (the “Securities”) of TransDigm Group Incorporated, and any successor (by merger or otherwise) thereto, (the “Company”), the undersigned hereby agrees, subject to the terms of the fourth paragraph of this Lock-Up Agreement, that during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Securities or securities convertible into or exchangeable or exercisable for any shares of Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC (“Credit Suisse”). In addition, the undersigned agrees that, without the prior written consent of Credit Suisse, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Securities.

The initial Lock-Up Period will commence on the date of this Lock-Up Agreement and continue and include the date 180 days after the date of the Prospectus (as defined in the Underwriting Agreement) or such earlier date that Credit Suisse consents in writing; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless Credit Suisse waives, in writing, such extension.

The undersigned hereby acknowledges and agrees that written notice of any extension of the initial Lock-Up Period pursuant to the previous paragraph will be delivered by Credit Suisse to the Company (in accordance with Section 11 of the Underwriting Agreement) and that any such notice properly delivered will be deemed to have given to, and received by, the undersigned. The undersigned further agrees that, prior to engaging in any transaction or taking any other action, in each case that is subject to the terms of this Lock-Up Agreement during the period from the date of this Lock-Up Agreement to and including the 34th day following the expiration of the initial Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the initial Lock-Up Period (as may have been extended pursuant to the previous paragraph) has expired.

Any Securities received upon exercise of options granted to the undersigned will also be subject to this Lock-Up Agreement. Any Securities acquired by the undersigned in the open market will not be subject to this Lock-Up Agreement. A transfer of Securities to a family member or trust may be made, provided the transferee agrees to be bound in writing by the terms of this Lock-Up Agreement prior to such transfer and such transfer shall not involve a disposition for value.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Lock-Up Agreement

This Lock-Up Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Lock-Up Agreement shall lapse and become null and void if the initial public offering shall not have occurred on or before December 31, 2006 or, if earlier, the date on which the Company notifies you in writing that it does not intend to proceed with the proposed initial public offering.

Very truly yours,

Name:

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